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                                                                    Exhibit 12.1

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (in 000s)


                                                                                          Four Month
                                                       Fiscal Years Ended December 31    Period Ended   Fiscal Years Ended August 31
                                                      --------------------------------   December 31,  ----------------------------
Earnings:                                                2000        1999        1998        1997             1997         1996
                                                         ----        ----        ----        ----             ----         ----
Net income                                            $ 32,254    $ 20,739    $ 23,185    $  5,962          $ 10,235    $ 11,044

Add:
         Fixed charges reduced by the amounts of
         capitalized interest                           34,252      31,940      19,929       7,330            16,882      15,785

         Minority interests in income in consolidated
         entities that have incurred fixed charges       3,784       2,122       1,423         394               198         275

Less:
         Minority interests in losses of
         unconsolidated majority-owned
         subsidiaries                                      -           -           -           -                 (60)        (49)


         Gains on sales of interests in real estate    (10,298)     (1,763)     (3,043)     (2,090)           (1,069)       (865)
                                                      --------    --------    --------    --------          --------    --------

         Total Earnings                               $ 59,992    $ 53,038    $ 41,494    $ 11,596          $ 26,186    $ 26,190
                                                      ========    ========    ========    ========          ========    ========




                                                                                          Four Month
                                                       Fiscal Years Ended December 31    Period Ended   Fiscal Years Ended August 31
                                                      --------------------------------   December 31,  ----------------------------
Fixed Charges:                                           2000        1999        1998        1997            1997         1996
                                                         ----        ----        ----        ----            ----         ----
Interest expense - wholly-owned properties            $ 23,392    $ 21,842    $ 10,591     $ 4,349          $  9,086    $  9,831

Capitalized interest - wholly-owned and
unconsolidated properties                                4,457       2,311       1,578         247               -           -

Fixed charges of unconsolidated properties
and equity method investments                           10,094       9,323       8,840       2,727             7,796       5,954

Amortization of capitalized expenses related
to indebtedness                                            766         775         498         254               -           -
                                                      --------    --------    --------    --------          --------    --------

Total Fixed Charges                                   $ 38,709    $ 34,251    $ 21,507     $ 7,577          $ 16,882    $ 15,785
                                                      ========    ========    ========     =======          ========    ========

Ratio of Earnings to Fixed Charges                        1.55        1.55        1.93        1.53              1.55        1.66
